SCHEDULE 14A INFORMATION

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             the Securities Exchange Act of 1934 (Amendment No.   )

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
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

[GE Logo]

NOTICE OF 1998 ANNUAL MEETING
AND PROXY STATEMENT

CONTENTS

Notice of 1998 Annual Meeting of Share Owners ..........    5
Proxy Statement ........................................    6

      o Election of Directors ..........................    6
        Information Relating to Directors, Nominees
          and Executive Officers .......................   12
        Report of the Compensation Committee
          of the Board of Directors ....................   16
        Summary Compensation Table .....................   20
        Financial Performance Comparison Graphs ........   22
        Stock Options and Stock Appreciation Rights.....   24
        Retirement Benefits ............................   26

      o Appointment of Independent Auditors ............   27

        Share Owner Proposals relating to:
          o    No. 1Term Limits for Outside Directors ..   28
          o    No. 2GE's Nuclear Energy Business .......   28
          o    No. 3Environmental Report ...............   30
          o    No. 4Environmental Education Report .....   31
          o    No. 5Military Contract Standards ........   33
          o    No. 6Outside Director Retirement Benefits   34
          o    No. 7CEOCompensation ....................   35
          o    No. 8Political Contributions ............   37
        Additional Information .........................   38

                      o   To be voted on at the meeting

                      EVERY SHARE OWNER'S VOTE IS IMPORTANT
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                 YOUR PROXY FORM

         [RECYCLING SYMBOL] Printed on recycled paper using soybean ink

[GE LOGO]
                                       General Electric Company
                                       3135 Easton Turnpike, Fairfield, CT 06431

                                       March 13, 1998

Dear Share Owner,

     You are invited to attend the 1998 Annual Meeting to be held on Wednesday, April 22, in Cincinnati, Ohio.

     The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.

     If you plan to attend the meeting, please complete and return the advance registration form on the back page of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you about three weeks prior to the meeting.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.


                                         Cordially,

                                         John F. Welch, Jr.
                                         Chairman of the Board

NOTICE OF 1998 ANNUAL MEETING
OF SHARE OWNERS

--------------------------------------------------------------------------------
10:00 a.m. (EDT), April 22,1998
Aronoff Center
650 Walnut Street
Cincinnati, Ohio 45202
--------------------------------------------------------------------------------

March 13, 1998

To the Share Owners:

General Electric Company's 1998 Annual Meeting of Share Owners will be held in the Procter and Gamble Hall of the Aronoff Center, 650 Walnut Street, Cincinnati, Ohio, on Wednesday, April 22, 1998, at 10:00 a.m. (EDT), to address all matters that may properly come before the meeting. Following a report on GE's business operations, the share owners will vote on:

      (a) Election of Directors for the ensuing year;

      (b) Approval of the appointment of Independent
          Auditors for 1998; and

      (c) Share Owner proposals described in the accompanying Proxy Statement.

Share owners of record at the close of business on March 9, 1998, will be entitled to vote at the meeting and any adjournments.



Benjamin W. Heineman, Jr.
Secretary

PROXY STATEMENT
General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 1998 Annual Meeting of Share Owners. Distribution of this Proxy Statement and a proxy form to share owners is scheduled to begin on or about March 13, 1998.

   You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date, or by notifying the Inspectors of Election in writing of such revocation.

ELECTION OF DIRECTORS

At the 1998 Annual Meeting, 15 directors are to be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and have qualified. The nominees listed on pages 7 to 11 with brief biographies are all now GE directors. Dr. James I. Cash, Jr., and Mr. Eugene F. Murphy joined the Board in August 1997. Under the Board's retirement policy, Mrs. Barbara Scott Preiskel, who has served as a director since 1982, will not be standing for re-election. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

                                      7
[PHOTO OF D. WAYNE CALLOWAY]

D. Wayne Calloway, 62, Director and Retired Chairman of the Board and Chief Executive Officer, PepsiCo, Inc., beverages, snack foods and restaurants, Purchase, N.Y. Director since 1991.

A graduate of Wake Forest University, Mr. Calloway joined PepsiCo in 1967, became president and chief operating officer of Frito-Lay, Inc. in 1976 and chairman of the board and chief executive officer of Frito-Lay in 1978. Mr. Calloway became executive vice president, chief financial officer and a director of PepsiCo in 1983, president and chief operating officer in 1985, and chairman and chief executive officer in 1986. In 1996, he retired as chief executive officer. He is also a director of Citicorp and Exxon and a trustee of Wake Forest University.

--------------------------------------------------------------------------------
[PHOTO OF JAMES I. CASH, JR.]

James I. Cash, Jr., 50, James E. Robison Professor of Business Administration, Harvard Business School, Cambridge, Mass. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995. Dr. Cash is a director of Cambridge Technology Partners, The Chubb Corporation, Knight-Ridder, Inc., State Street Bank and Trust, Tandy Corporation and WinStar Corporation. He also serves as a trustee of the Massachusetts Software Council and Massachusetts General Hospital and as an overseer for The Gardner Museum and the Boston Museum of Science.

--------------------------------------------------------------------------------
[PHOTO OF SILAS S. CATHCART]

Silas S. Cathcart, 71, Retired Chairman of the Board and Chief Executive Officer, Illinois Tool Works, Inc., diversified products, Chicago, Ill. Director 1972-1987 and since 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined
Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, and president and director in 1964; and he served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group Inc. Mr. Cathcart is a director of Allegiance Corporation, Montgomery Ward & Co., Inc. and Quaker Oats Company. He also serves on the board of the Chicago Botanic Garden and is a trustee of the Buffalo Bill Historical Society.

                                      8
[PHOTO OF DENNIS D. DAMMERMAN]

Dennis D. Dammerman, 52, Senior Vice President, Finance, and Chief Financial Officer, General Electric Company. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. In 1984, he was elected senior vice president for finance and became an executive officer of GE.

--------------------------------------------------------------------------------
[PHOTO OF PAOLO FRESCO]

Paolo Fresco, 64, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 1990.

Mr. Fresco received a law degree from the University of Genoa. After practicing law in Rome, he joined GE's Italian subsidiary, Compagnia
Generale di Elettricita (COGENEL), in 1962 as corporate counsel, becoming president and general manager of that company in 1972. In 1976, he joined GE`s International Group and was elected a vice president in 1977. Mr. Fresco became vice president and general manager - Europe and Africa Operations in 1979. In 1985, he was named vice president and general manager - International Operations. In 1987, he was elected senior vice president - GE International. He became a member of the Board in 1990 and was elected vice chairman of the Board and executive officer in 1992. He is a director of Fiat SpA.

--------------------------------------------------------------------------------
[PHOTO OF CLAUDIO X. GONZALEZ]

Claudio X. Gonzalez, 63, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is a director of Kellogg Company, The Mexico Fund, Inc., Planet Hollywood International, Inc., Banco Nacional de Mexico, Grupo Carso, Grupo Industrial ALFA, Grupo Modelo, Grupo Televisa and Telefonos de Mexico.

[PHOTO OF GERTRUDE G. MICHELSON]

Gertrude G. Michelson, 72, Former Senior Vice President - External Affairs and Former Director, R. H. Macy & Co., Inc., retailers, New York, N.Y. Director since 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963 and senior vice president in 1979, and she was named senior vice president - external affairs in 1980. She served as senior advisor to R. H. Macy & Co., Inc. from 1992 to 1994. She is also a director of The Chubb Corporation and The Goodyear Tire & Rubber Company. Mrs. Michelson is chairman emeritus of the Board of Trustees of Columbia University and a governor of the American Stock Exchange.

--------------------------------------------------------------------------------
[PHOTO OF EUGENE F. MURPHY]

Eugene F. Murphy, 61, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 1997.

A graduate of Queens College with an LLD from Fordham Law School and an LLM from Georgetown, Mr. Murphy joined RCA Global Communications as an attorney in 1964 after serving in the U.S. Marine Corps. He became vice president and general counsel of that company in 1969. In 1985, he became RCA executive vice president for Communications and Electronic Services. In 1986, following GE's acquisition of RCA, Mr. Murphy became senior vice president and head of GE Communications and Services. In 1991, Mr. Murphy became head of GE's Aerospace business and then president and CEO of GE Aircraft Engines in 1993. He was elected vice chairman of the Board and executive officer in 1997. He is a director of Lockheed Martin Corporation.

--------------------------------------------------------------------------------
[PHOTO OF SAM NUNN]

Sam Nunn, 59, Partner, King & Spalding, law firm, Atlanta, Ga. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Committee on Investigations before retiring in 1997. Mr. Nunn is a director of The Coca-Cola Company, National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco, Inc., and Total Systems Services, Inc. He also is involved in public policy work at the Center for Strategic and International Studies (CSIS) and the Sam Nunn School of International Affairs at the Georgia Institute of Technology.

[PHOTO OF JOHN D. OPIE]

John D. Opie, 60, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 1995.

Mr. Opie joined GE after graduating from Michigan College of Mining and Technology with a BS degree in 1961. He has held key leadership positions in several GE materials and electrical products businesses. He became vice president of the Lexan Products Division in 1980, vice president of the Specialty Plastics Division in 1982, vice president of the Construction Equipment Business Operations in 1983, and senior vice president and head of GE Lighting in 1986. He was elected vice chairman of the Board and executive officer in 1995.

--------------------------------------------------------------------------------
[PHOTO OF ROGER S. PENSKE]

Roger S. Penske, 61, Chairman of the Board, Penske Corporation, Penske Motorsports, Inc., Detroit Diesel Corporation and Penske Truck Leasing Corporation, transportation and automotive services, Detroit, Mich. Director since 1994.

A 1959 graduate of Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982, chairman and chief executive officer of Detroit Diesel Corporation in 1988, and chairman of the board of Penske Motorsports, Inc., in 1996. Mr. Penske is also a director of Gulfstream Aerospace Corporation and Philip Morris Companies Inc. He serves as a trustee of the Henry Ford Museum and Greenfield Village, is a director of Detroit Renaissance, and is a member of the Business Council.

--------------------------------------------------------------------------------
[PHOTO OF FRANK H. T. RHODES]

Frank H. T. Rhodes, 71, President Emeritus, Cornell University, Ithaca, N.Y. Director since 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He served as president of Cornell University from 1977 to 1995. Dr. Rhodes is a director of Tompkins County Trust Company. He is a trustee of the Mellon Foundation and the Dyson Charitable Fund. He was appointed by President Reagan as a member of the National Science Board, of which he is a former chairman, and by President Bush as a member of the President's Education Policy Advisory Committee.

[PHOTO OF ANDREW C. SIGLER]

Andrew C. Sigler, 66, Retired Chairman of the Board and Chief Executive Officer, Champion International Corporation, paper and forest products, Stamford, Conn. Director since 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He became executive vice president of Champion International in 1972, a director in 1973, and president and chief executive officer in 1974. He served as chairman from 1979 until his retirement in 1996. Mr. Sigler is also a director of AlliedSignal, Inc., Bristol-Myers Squibb Company and The Chase Manhattan Corporation and is a member of the Board of Trustees of Dartmouth College.

--------------------------------------------------------------------------------
[PHOTO OF DOUGLAS A. WARNER III]

Douglas A. Warner III, 51, Chairman of the Board, Chief Executive Officer and President, J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company, New York, N.Y. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. He was named an executive vice president of the bank in 1987, executive vice president of the parent in 1989, and managing director of the bank and its parent in 1989. He was elected president and a director of the bank and its parent in 1990 and became chairman and chief executive officer in 1995. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., chairman of the Board of Managers of the Memorial Sloan-Kettering Cancer Center, vice chairman of the Business Council and a trustee of the Pierpont Morgan Library.

--------------------------------------------------------------------------------
[PHOTO OF JOHN F. WELCH, JR.]

John F. Welch, Jr., 62, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981.

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 13, 1998, of the Company's directors and five most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

--------------------------------------------------------------------------------------------------------
                               COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS
--------------------------------------------------------------------------------------------------------

       Name                   Stock(1)      Total(2)   Name                      Stock(1)        Total(2)
--------------------------------------------------------------------------------------------------------
  D. Wayne Calloway            31,000         46,000   Sam Nunn                     2,500         13,866
  James I. Cash, Jr               700          6,700   John D. Opie               305,694      1,291,367
  Silas S. Cathcart           256,796(3)     271,796   Roger S. Penske             17,000         37,054
  Dennis D. Dammerman         217,178      1,314,463   Barbara Scott Preiskel      55,942(5)      79,204
  Paolo Fresco                351,321      2,149,263   Frank H. T. Rhodes          39,800         75,082
  Claudio X. Gonzalez          25,800         53,639   Andrew C. Sigler            35,000         50,000
  Benjamin W. Heineman, Jr.   200,364        931,176   Douglas A. Warner III       30,200(6)      45,200
  Gertrude G. Michelson        42,200(4)     114,108   John F. Welch, Jr.       1,163,779(7)   6,256,926
  Eugene F. Murphy             84,914      1,098,081

--------------------------------------------------------------------------------------------------------
Common stock holdings of all directors and executive officers as a group were 3,732,345(8)
--------------------------------------------------------------------------------------------------------

NOTES:

(1) This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column includes 27,000 shares for Mr. Calloway, 17,000 shares for Mr. Cathcart, 21,000 shares for Messrs. Gonzalez and Warner, 39,000 shares for Mrs. Michelson and Dr. Rhodes, 1,500 shares for Mr. Nunn, 9,000 shares for Mr. Penske, 45,000 shares for Mrs. Preiskel and 27,000 shares for Mr. Sigler that may be acquired by them pursuant to stock options that are or will become exercisable within 60 days. It also includes 85,000 shares for Mr. Dammerman, 160,000 shares for Mr. Fresco, 45,000 shares for Mr. Heineman, 65,000 shares for Mr. Murphy, 65,000 shares for Mr. Opie and 320,000 shares for Mr. Welch that may be acquired by them pursuant to stock options that are or will be exercisable within 60 days. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

(2) This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.

(3) Includes 10,880 shares over which Mr. Cathcart has shared voting and investment power.

(4) Includes 3,200 shares over which Mrs. Michelson shares voting and investment power.

(5) Includes 4,000 shares over which Mrs. Preiskel has shared voting and investment power but as to which she disclaims any other beneficial interest.

(6) Includes 1,200 shares over which Mr. Warner has shared voting and investment power but as to which he disclaims any other beneficial interest.

(7) Includes 104,000 shares over which Mr. Welch has shared voting and investment power but as to which he disclaims any other beneficial interest.

(8) Includes 980,370 shares over which there are shared voting and/or investment powers.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held 11 meetings during 1997. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 95%, and each director except Mr. Calloway attended at least 75% of such meetings.

   Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

   Members of the Nominating Committee are Directors Sigler (Chairman), Calloway, Cathcart, Michelson and Warner. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 1997. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06431.

   Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Gonzalez, Michelson, Rhodes and Sigler. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 1997.

   Members of the Audit Committee are Directors Michelson (Chairman), Cathcart, Penske, Preiskel and Rhodes. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include: (1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies and applicable laws. There were four meetings of the Audit Committee during 1997.

    Non-employee directors are paid an annual retainer of $50,000 plus a fee of $1,400 for each Board meeting and for each Board Committee meeting attended. A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash, in either a lump sum or annual installments, after termination of Board service. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

   Any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. The Board has decided that no director shall stand for re-election after his or her 73rd birthday. GE also provides each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000. The non-employee directors are not eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries.

   GE has had directors' and officers' liability insurance in effect since 1968. GE also has fiduciary liability insurance covering fiduciaries of GE's employee benefit plans. Zurich Insurance Company and American International Specialty Lines Company are the principal underwriters. The directors' and officers' liability insurance covers directors and officers of GE and its subsidiaries. The fiduciary liability insurance covers, among others, directors, officers and employees who may be fiduciaries of any of GE's employee benefit plans. The current policies expire on June 11, 2002. The total annual premium is approximately $4.3 million.

   As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement or death. The directors will not receive any financial benefit from this program since the charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

   To further align the non-employee directors' interests with the long-term interests of the share owners, the 1996 Stock Option Plan for Non-Employee Directors automatically provides yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who is serving on the Board at the time of such grant. Each annual grant permits the holder to purchase from GE up to 6,000 shares of GE's common stock at the fair market value of such shares on the date the option was granted. Under the terms of the Plan, a grant was made on January 30, 1998, at an exercise price of $77.50 per share, and annual grants will be made on the last day of trading of GE stock in each January hereafter through the year 2003. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan.

   The directors (other than Messrs. Calloway, Cash, Gonzalez, Murphy, Nunn, Opie, Penske and Warner) and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The Company and the defendants believe these claims are without merit and are defending the suit.

   Pursuant to the indemnification provisions of the By-laws, the Company paid a total of $8,796 in defense costs incurred since 1994 by the directors in two civil suits purportedly brought on behalf of the Company as shareholder derivative suits in connection with the false trading profits created by an employee at Kidder, Peabody & Co., Incorporated. Those suits were dismissed in 1997. The Company similarly paid $16,073 in defense costs incurred by the directors named as defendants in a 1996 civil suit purportedly brought as a class action on behalf of all share owners and as a shareholder derivative action on behalf of the Company in connection with the directors' recommendation that the share owners approve the 1996 Stock Option Plan For Non-Employee Directors. The 1997 dismissal of that suit was affirmed by the New York appellate court in 1998.

CERTAIN TRANSACTIONS

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital has also extended acquisition and working capital loans and guarantees to the partnership, which totaled about $2.3 billion at the end of 1997, all on terms substantially equivalent to those extended to similar affiliates and joint ventures. Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agreement with GE Capital's Equity Capital Group and other investors. The agreement permits GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovers its investments and receives a preferred return on any such investments, Penske Capital Partners shall then receive a 20% interest in the remaining profits from the GE Capital investments.

   GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. Also, GE and its subsidiaries have obtained investment banking and other financial services from J.P. Morgan &Co., Incorporated, of which Mr. Warner is Chairman of the Board and Chief Executive Officer, and from its subsidiaries. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 1997 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future. In the normal course of his employment by the Company, Mr. Opie's son earned compensation in excess of $60,000 during 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Management Development and Compensation Committee of the Board of Directors (the Committee), consisting entirely of non-employee Directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers currently consists of the following elements: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units (RSUs) and other contingent long-term financial performance awards. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose. All stock option, RSU and contingent long-term financial performance awards are made under the share-owner-approved GE 1990 Long-Term Incentive Plan (the Plan), which limits total annual awards to less than 1% of issued shares. In 1997, the share owners approved the material terms of performance goals to be set by the Committee for payments of bonuses, RSUs and long-term performance awards to the Company's executive officers, and approved an amendment to the Plan to establish a limit on the number of stock options that may be awarded to any individual, to enable the Company to continue to obtain tax deductions for the full amount of such payments and awards under pertinent tax law.

   As in prior years, and in accordance with the material terms of the performance goals approved by the share owners, all of the Committee's judgments during 1997 regarding the appropriate form and level of executive compensation payments and incentive awards were ultimately based upon the Committee's assessment of the Company's executive officers, the increasingly competitive demand for superior executive talent, the Company's overall performance, and GE's future objectives and challenges. Although the Committee did not generally rely solely upon a guideline or formula based on any particular performance measure or single event in 1997, key factors affecting the Committee's judgments included, among other things: strong increases in the earnings of the Company; solid productivity gains in a period of intense competition; development and implementation of aggressive quality initiatives to achieve preeminent leadership in all the Company's product and service offerings; increased revenues generated outside the United States and further improvements in the Company's global competitive position through a number of strategic transactions and joint ventures with partners in developing markets; accelerated growth of the Company's global service offerings; leadership in ensuring compliance with applicable law and Company ethics policies; and continuation of productivity, asset utilization and employee involvement initiatives that, among other things, provided improved cash flow and increased return on share owner equity. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above and the Company's superior overall long-term performance, the Committee considered it appropriate, and in the best interest of the share owners, to set the overall level of the Company's salary, bonus and other incentive compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract, retain and motivate the highest level of executive talent possible.

   Salary payments in 1997 were made to compensate ongoing performance throughout the year. Bonuses for 1997 were based upon the Committee's determination that the Company's 1997 financial results had exceeded the performance goals previously established by the Committee and upon its judgment regarding the significance of each executive officer's contributions during 1997. The number of stock options granted to the Company's five most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 25. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. Stock options generally become exercisable in two installments, the first half after three years and the other half after five years from the date of grant. Generally, the restrictions on 25% of RSUs lapse three years after grant, an additional 25% lapse in seven years, and the remaining 50% lapse at retirement. Stock options and RSUs provide strong incentives for continued superior performance because, under the terms of these awards, unexercised stock options and RSUs for which restrictions have not lapsed are forfeited if the executive officer is terminated by the Company for performance or voluntarily leaves the Company before retirement.

   The Committee's decisions concerning the specific 1997 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases the Committee's specific decisions involving 1997 executive officer compensation were ultimately based upon the Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance.

BASIS FOR CHIEF EXECUTIVE OFFICER COMPENSATION

For 1997, Mr. Welch received total cash payments of $8,000,000 in salary and bonus, as shown in the Summary Compensation Table on page 20. The Committee considered this level of payment appropriate in view of Mr. Welch's leadership of one of the world's top companies in terms of earnings, balance sheet strength, creation of share owner value and management processes. In 1997, the Committee also granted Mr. Welch 450,000 stock options, which are scheduled to become exercisable in 2000. The primary basis for the Committee's determination to grant such stock options to Mr. Welch in 1997 was to provide a strong incentive for him to continue to increase the value of the Company during the remainder of his employment. As reported in last year's Proxy Statement, the Board of Directors entered into an employment contract with Mr. Welch in 1996, which requires him to serve as the Chairman and Chief Executive Officer of the Company until December 31, 2000, at the pleasure of the Board of Directors on terms no less favorable than his then current conditions of employment. In addition, after that date, the contract requires Mr. Welch, when requested by the Company's then current Chief Executive Officer, to be available for up to 30 days a year for the remainder of his lifetime to provide consulting services or to participate in external events or activities on behalf of the Company. In return for these commitments by Mr. Welch, the Board agreed to pay him, during the term of the consulting agreement, a daily consulting fee for the days he renders services based on his daily salary rate in the year prior to his retirement, the first five days of which will be paid in advance through an annual retainer, and to provide him continued lifetime access to Company facilities and services comparable to those which are currently made available to him by the Company.

   The specific bases for the Committee's determinations regarding Mr. Welch's compensation in 1997 included his aggressive leadership, which drove the Company's outstanding financial results and improved its overall global competitive position; his vision and determination to achieve preeminent quality in all of the Company's products and services; and his drive to reinforce a culture of integrity, stretch targets, boundaryless behavior and employee involvement throughout the Company. As in prior years, the key judgment the Committee made in determining Mr. Welch's 1997 compensation was its assessment of his ability and dedication to continue increasing the long-term value of the Company for the share owners by continuing to provide the leadership and vision that he has provided throughout his seventeen-year tenure as Chairman and Chief

Executive Officer, during which GE's market value has increased by more than $235,000,000,000. This performance is further highlighted by the performance graph on page 23, which covers Mr. Welch's tenure as CEO and compares GE stock performance with the stock performance of other companies, as measured by broad market indices.

BROAD-BASED EMPLOYEE STOCK OPTION PLAN

In addition to granting 1.9 million stock options (about 14% of the total number of stock options awarded in 1997) to the Company's 23 executive officers under the program described above, the Committee also granted 11.6 million stock options to more than 10,000 other GE employees under the Company's stock option programs, including a broad-based program initiated in 1989. This broad-based program is a vital element of the Company's drive to empower and motivate outstanding long-term contributions by the high-performing employees who will lead GE into the 21st century. It is designed to create in the Company the entrepreneurial environment and spirit of a small company and to provide broad incentives for the day-to-day achievements of these employees, particularly the highly trained leaders of the Company's Six Sigma quality initiative, in order to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals has contributed significantly to the productivity gains that led to the solid financial performance of the Company's operations in 1997. Currently, there are approximately 27,000 individuals below the executive officer level who have been awarded one or more stock option grants under this broad-based program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Development and Compensation Committee is composed of the following non-employee directors: Silas S. Cathcart (Chairman), Claudio X. Gonzalez, Gertrude G. Michelson, Frank H. T. Rhodes and Andrew C. Sigler. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987 and as a director of GE since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the Company.

                                      *****

   The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Management Development and Compensation Committee during 1997:

      Silas S. Cathcart (Chairman)          Frank H. T. Rhodes
      Claudio X. Gonzalez                   Andrew C. Sigler
      Gertrude G. Michelson

SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION
----------------------------------------------------------------------------------------------
NAME AND                                                         OTHER ANNUAL     TOTAL ANNUAL
PRINCIPAL POSITION              YEAR       SALARY        BONUS   COMPENSATION(1)  COMPENSATION
----------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.              1997   $2,500,000   $5,500,000   $   69,190       $8,069,190
Chairman of the Board and       1996    2,300,000    4,000,000         --          6,300,000
Chief Executive Officer         1995    2,000,000    3,250,000       71,228        5,321,228

PAOLO FRESCO                    1997   $1,350,000   $2,350,000         --         $3,700,000
Vice Chairman of the Board      1996    1,183,333    1,875,000         --          3,058,333
and Executive Officer           1995    1,025,000    1,550,000   $   60,059        2,635,059

JOHN D. OPIE                    1997   $1,000,000   $1,600,000         --         $2,600,000
Vice Chairman of the Board      1996      875,000    1,150,000         --          2,025,000
and Executive Officer           1995      716,700      800,000         --          1,516,700

DENNIS D. DAMMERMAN             1997   $1,025,000   $1,300,000         --         $2,325,000
Senior Vice President,          1996      950,000    1,050,000         --          2,000,000
Finance                         1995      850,000      850,000         --          1,700,000

BENJAMIN W. HEINEMAN, JR.       1997   $  933,333   $1,100,000         --         $2,033,333
Senior Vice President,          1996      850,000      915,000         --          1,765,000
General Counsel and Secretary   1995      800,000      775,000   $   64,081        1,639,081
---------------------------------------------------------------------------------------------

                             LONG-TERM COMPENSATION
--------------------------------------------------------------------------------
                                                 AWARDS             PAYOUTS
                                       -------------------------   -----------
                                        RESTRICTED        NUMBER
NAME AND                                     STOCK      OF STOCK          LTIP
PRINCIPAL POSITION              YEAR      UNITS(2)    OPTIONS(3)    PAYOUTS(4)
--------------------------------------------------------------------------------
JOHN F. WELCH, JR.              1997          --         450,000          --
Chairman of the Board and       1996          --         640,000   $15,105,000
Chief Executive Officer         1995   $11,425,000       640,000          --

PAOLO FRESCO                    1997          --         225,000          --
Vice Chairman of the Board      1996          --         320,000   $ 7,370,416
and Executive Officer           1995   $ 5,712,500       320,000          --

JOHN D. OPIE                    1997          --         150,000          --
Vice Chairman of the Board      1996          --         200,000   $ 4,477,271
and Executive Officer           1995   $ 3,427,500       170,000          --

DENNIS D. DAMMERMAN             1997          --         115,000          --
Senior Vice President,          1996          --         170,000   $ 4,916,250
Finance                         1995   $ 3,427,500       170,000          --

BENJAMIN W. HEINEMAN, JR.       1997          --          55,000          --
Senior Vice President,          1996          --          90,000   $ 2,939,958
General Counsel and Secretary   1995   $ 1,713,750        90,000          --
--------------------------------------------------------------------------------


                                    ALL OTHER COMPENSATION
-------------------------------------------------------------------------------------------------
                                       PAYMENTS
                                    RELATING TO     EARNINGS ON         VALUE OF
                                       EMPLOYEE        DEFERRED     SUPPLEMENTAL
NAME AND                                SAVINGS         COMPEN-   LIFE INSURANCE  TOTAL ALL OTHER
PRINCIPAL POSITION              YEAR    PLAN(5)        SATION(6)     PREMIUMS(7)     COMPENSATION
-------------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.              1997  $157,500         $455,275         $118,832         $731,607
Chairman of the Board and       1996   137,375          314,961          134,749          587,085
Chief Executive Officer         1995   113,750          195,605          200,689          510,044

PAOLO FRESCO                    1997   $80,025         $206,635         $ 27,280         $313,940
Vice Chairman of the Board      1996    41,417          136,316           31,600          209,333
and Executive Officer           1995    35,875           77,555           47,068          160,498

JOHN D. OPIE                    1997   $55,100         $ 41,663         $ 33,091         $129,854
Vice Chairman of the Board      1996    44,625           29,208           36,430          110,263
and Executive Officer           1995    34,750           26,007           52,151          112,908

DENNIS D. DAMMERMAN             1997   $54,288         $ 39,209         $ 40,452         $133,949
Senior Vice President,          1996    48,125           26,269           43,411          117,805
Finance                         1995    42,050           18,591           53,144          113,785

BENJAMIN W. HEINEMAN, JR.       1997   $48,675         $ 40,164         $ 48,534         $137,373
Senior Vice President,          1996    43,313           29,154           51,683          124,150
General Counsel and Secretary   1995    39,650           26,048           65,157          130,855
-------------------------------------------------------------------------------------------------

NOTES:

(1) This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits in excess of reporting thresholds including, for Mr. Welch in 1997, $29,182 for financial planning services and $20,966 for personal use of Company aircraft.

(2) This column shows the market value of restricted stock unit (RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to senior officers of the Company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 1997, by the individuals listed in this table, are: Mr. Welch, 1,135,000 shares or units/$83,280,625; Mr. Fresco, 407,000 shares or units/$29,863,625; Mr.
      Opie, 306,000 shares or units/$22,452,750; Mr. Dammerman, 341,500 shares or units/$25,057,563; and Mr. Heineman, 215,000 shares or units/$15,775,625. The restrictions on these units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

(3) The numbers of stock options granted before 1997 were doubled to reflect the Company's 2-for-1 stock split in 1997.


(4) These amounts represent the dollar value of payouts pursuant to long-term financial performance incentive awards granted in 1994.

(5) These amounts represent Company payments of 3.5% of eligible pay made in connection with the Company's Savings and Security Program.

(6) This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the Company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 1997. Under all such plans, the executive officers must remain employed by the Company for at least four years following the deferrals, or retire after the full year of deferral, in order to obtain the stated interest rate.

(7) This column sets forth the maximum potential estimated dollar value of the Company's portion of insurance premium payments for supplemental life insurance. GE will recover all premiums paid by it, generally upon the later of ten years after purchase of the policy or when the insured executive reaches age 60. The maximum potential value is calculated, in line with current SEC directions, as if the 1997 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premium. Under the terms of the policies, the executive officers would receive significantly reduced value from the premiums paid by the Company if they were to leave the Company prior to retirement.

FIVE-YEAR PERFORMANCE GRAPH: 1992 - 1997

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500 AND DOW JONES INDUSTRIAL AVERAGE (DJIA)

The annual changes for the five- and seventeen-year periods shown in the graphs on this and the following page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1992 (as required by SEC rules) and 1980, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31, 1997.


                                    Dow Jones
 Year                 GE        Industrial Average     S&P 500
 ----               ------      ------------------     -------

 1992               $ 100             $100              $100
 1993                 126              117               108
 1994                 126              123               112
 1995                 184              168               153
 1996                 258              217               189
 1997                 390              271               252

SEVENTEEN-YEAR PERFORMANCE GRAPH: 1980 - 1997

COMPARISON OF SEVENTEEN-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500 AND DOW JONES INDUSTRIAL AVERAGE (DJIA)

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became GE's Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the previous graph, thus illustrating the relative performance of the Company during his tenure in that position.

                                     Dow Jones
                      GE         Industrial Average    S&P 500
                      --         ------------------    -------

 1980             $  100             $  100           $  100
 1981                 97                 96               95
 1982                171                123              116
 1983                219                155              142
 1984                220                157              151
 1985                293                209              198
 1986                357                266              235
 1987                375                281              248
 1988                394                326              289
 1989                587                432              380
 1990                538                430              368
 1991                739                534              480
 1992                851                573              517
 1993              1,073                671              569
 1994              1,076                705              576
 1995              1,563                965              793
 1996              2,194              1,245              975
 1997              3,315              1,555            1,300

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 16, stock options were granted in 1997 as an incentive for future superior performance leading to increased share owner value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. The relationship between the potential gains in share owner value and the stock options granted to employees in 1997 is illustrated in the examples set forth in the first table on the opposite page.

   That table shows, among other data, hypothetical potential gains from stock options granted in 1997 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 1997 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

   The stock options granted to Mr. Welch in 1997, for example, would produce the pre-tax gain of $47,403,000 shown in the first table only if the Company's stock price rises to more than $171 per share before Mr. Welch exercises the stock options. Based on the number of shares of GE stock outstanding at the end of 1997, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $343,000,000,000 for the Company's share owners. In other words, Mr. Welch's potential gain from stock options granted in 1997 would equal less than two-hundredths of one percent (i.e., 0.014%) of the potential gain to all share owners resulting from the assumed future stock price increases.

   The second table on the opposite page provides information on previously granted Stock Appreciation Rights (SARs) exercised by the five most highly compensated executive officers during 1997, as well as information on their SAR and stock option holdings at the end of 1997. In 1996, the Committee changed its practice and began granting stock options instead of SARs to executive officers and also replaced all outstanding SARs that had not become exercisable in 1996 with stock options. The replacement stock options have grant prices, forfeiture provisions, and vesting and expiration dates identical to the SARs they replaced in order to provide the same incentive values as the original SARs without increasing the economic benefit to any executive officer. As shown in the table, Mr. Welch received an actual pre-tax gain of $31,825,020 from SARs exercised in 1997. This gain was based solely upon increases in GE's stock price between the date these SARs were granted and the date they were exercised. SARs expire ten years after the date of grant and permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of

STOCK OPTIONS GRANTED IN 1997

--------------------------------------------------------------------------------
                                INDIVIDUAL GRANTS
--------------------------------------------------------------------------------
                                          % OF TOTAL
                               NUMBER     OPTIONS       EXERCISE
                                   OF     GRANTED       OR BASE       EXPIRA-
NAME OF                       OPTIONS     TO ALL        PRICE           TION
EXECUTIVE/GROUP               GRANTED     EMPLOYEES     PER SHARE       DATE
--------------------------------------------------------------------------------
John F. Welch, Jr.            450,000        3.3%       $ 66.25      9/12/07

Paolo Fresco                  225,000        1.7%       $ 66.25      9/12/07

John D. Opie                  150,000        1.1%       $ 66.25      9/12/07

Dennis D. Dammerman           115,000        0.9%       $ 66.25      9/12/07

Benjamin W. Heineman, Jr.      55,000        0.4%       $ 66.25      9/12/07

----------------------
All Share Owners                NA            NA            NA        NA
All Optionees -            13,471,750        100%       $ 68.49       (1)
  % of Total                    NA            NA            NA        NA
  Share Owners' Value
--------------------------------------------------------------------------------

                           POTENTIAL REALIZABLE VALUE
               AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION
                             FOR TEN-YEAR GRANT TERM
--------------------------------------------------------------------------------
                           AT 0%              AT 5%                 AT 10%
                          ANNUAL             ANNUAL                 ANNUAL
NAME OF                   GROWTH             GROWTH                 GROWTH
EXECUTIVE/GROUP             RATE               RATE                   RATE
--------------------------------------------------------------------------------
John F. Welch, Jr.          0           $18,783,000            $47,403,000

Paolo Fresco                0            $9,391,500            $23,701,500

John D. Opie                0            $6,261,000            $15,801,000

Dennis D. Dammerman         0            $4,800,100            $12,114,000

Benjamin W. Heineman, Jr.   0            $2,295,700             $5,793,700

----------------------
All Share Owners            0     $ 136,264,000,000(2)   $ 343,892,000,000(2)
All Optionees -             0         $ 562,311,000        $ 1,419,114,000
  % of Total                NA             0.4%                    0.4%
  Share Owners' Value
--------------------------------------------------------------------------------
(1 Options expire on various dates during the year 2007. Exercise price shown is an average of all grants.

(2) Based on the number of shares outstanding at December 31, 1997.
--------------------------------------------------------------------------------

AGGREGATED SARs EXERCISED IN 1997,
AND DECEMBER 31, 1997 STOCK OPTION AND SAR VALUE



                  EXERCISED IN 1997                              UNEXERCISED AT DECEMBER 31, 1997
-----------------------------------------------------   -----------------------------------------------------
                                                          NUMBER OF SARS/OPTIONS    VALUE OF SARS/OPTIONS(1)
                                                        -------------------------   -------------------------
NAME OF                          NUMBER       $ VALUE                     UNEXER-                     UNEXER-
EXECUTIVE                       OF SARS      REALIZED   EXERCISABLE       CISABLE   EXERCISABLE       CISABLE
-------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.              600,000   $31,825,020     1,880,000     2,450,000   $98,830,048   $83,413,770

Paolo Fresco                    480,000   $19,063,760       160,000     1,225,000   $ 7,660,000   $41,706,885

John D. Opie                    206,000   $10,690,317       185,000       665,000   $ 9,184,379   $21,000,004

Dennis D. Dammerman             190,000   $10,010,000       215,000       650,000   $10,498,755   $22,319,380

Benjamin W. Heineman, Jr.       192,000   $11,275,010       253,000       340,000   $12,882,003   $11,855,628
-------------------------------------------------------------------------------------------------------------

(1)  SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 1997 and prior years and the December 31, 1997, closing price for the Company's stock of
     $73.375 per share.
-------------------------------------------------------------------------------------------------------------

the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings in which the SAR is exercised. In 1997, the Board of Directors amended GE's 1990 Long-Term Incentive Plan to facilitate financial and estate planning by the Company's officers by permitting them to transfer stock options granted under the Plan to their descendants in accordance with rules established by the Committee.

RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.

--------------------------------------------------------------------------------
  ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE GE PENSION PLAN, THE GE
   SUPPLEMENTARY PENSION PLAN, THE GE EXCESS BENEFIT PLAN AND SOCIAL SECURITY

                                 YEARS OF SERVICE AT RETIREMENT
EARNINGS CREDITED FOR ----------------------------------------------------------
RETIREMENT BENEFIT         20          25           30           35           40
--------------------------------------------------------------------------------
$1,000,000         $  359,146  $  445,731   $  532,317   $  600,000   $  600,000
 1,500,000            534,146     664,481      794,817      900,000      900,000
 2,000,000            709,146     883,231    1,057,317    1,200,000    1,200,000
 2,500,000            884,146   1,101,981    1,319,817    1,500,000    1,500,000
 3,000,000          1,059,146   1,320,731    1,582,317    1,800,000    1,800,000
 3,500,000          1,234,146   1,539,481    1,844,817    2,100,000    2,100,000
 4,000,000          1,409,146   1,758,231    2,107,317    2,400,000    2,400,000
 5,000,000          1,759,146   2,195,731    2,632,317    3,000,000    3,000,000
 6,000,000          2,109,146   2,633,231    3,157,317    3,600,000    3,600,000
 7,000,000          2,459,146   3,070,731    3,682,317    4,200,000    4,200,000
 8,000,000          2,809,146   3,508,231    4,207,317    4,800,000    4,800,000
--------------------------------------------------------------------------------

Note: The amounts shown above are applicable to employees retiring in 1998 at age 62.
--------------------------------------------------------------------------------

  Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation (as defined in the GE Supplementary Pension Plan) paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 1997, covered compensation for the executive officers named in the table on page 20 is the same as the total of their salary and bonus amounts shown in that table. As of February 13, 1998, those executive officers had the following years of credited service with GE:
Mr. Welch, 37 years; Mr. Fresco, 36 years; Mr. Opie, 36 years; Mr. Dammerman,

30 years; and Mr. Heineman, 10 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

APPOINTMENT OF INDEPENDENT AUDITORS

KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the Independent Auditors for the Company for the year ended December 31, 1997. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 1998.

   Representatives of the Firm are expected to attend the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 1998 is hereby approved.

SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

SHARE OWNER PROPOSAL NO. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

   "Resolved: That the stockholders of General Electric recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

   "Reasons: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement. Last year the owners of 53,144,387 shares, representing approximately 4.6% of shares voting, voted for this proposal.

   "If you agree, please mark your proxy FOR this resolution."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the share owners. The experience, perspective and judgment of directors who have served beyond the proposed six-year limit on the Board of a corporation as diverse and complex as GE are invaluable benefits to the Company. Therefore, your Board recommends a vote against this proposal.


SHARE OWNER PROPOSAL NO. 2

The GE Stockholders' Alliance, 5349 W. Bar X Street, Tucson, AZ 85713-6402, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas:

   "The last viable U.S. nuclear power plant order was placed in October 1973; all subsequent orders were canceled because nuclear power is acknowledged to be dirty, dangerous and expensive;

   "General Electric is actively seeking foreign markets for nuclear reactors;

   "Nuclear fuel sales and reactor operation abroad provide material for possible diversion to weapons programs, and in spite of customer countries possibly being signatories of the Non-Proliferation Treaty, there is no enforceable way to prevent this diversion;

   "There is still no resolution for the safe isolation of radioactive wastes that must be sequestered from the environment for thousands of years;

   "The inordinate expense of nuclear power plants can threaten the fiscal equilibrium of customer countries, and jeopardize payment to GE; and

   "A serious accident at a GE reactor abroad could cause severe adverse economic, legal and health repercussions that would adversely affect the Company;

   "Therefore be it resolved that the shareholders request the Board of Directors determine that GE will no longer seek new nuclear reactor and nuclear fuel sales abroad, and instead, promote the sale of safer, lower-risk, energy-efficient alternate generating systems to foreign markets.

   "Supporting Statement: The Nuclear Regulatory Commission has no technical specifications governing design or siting and no oversight on construction or operations of reactors for export. Compared to the United States, most customer countries have less stringent regulations, fewer trained personnel and less operating experience. The technology is sufficiently complex and hazardous that it is difficult to maintain an adequate level of safety even by our own experienced technicians. The potential for serious accidents is very clear.

   "Nuclear power is in great financial distress domestically in spite of continuing heavy government subsidies. Expansion of nuclear power to additional foreign markets, particularly developing countries, enlarges the pool of possible economic distress. Government subsidies now in place for the export of reactors may not be maintained.

   "Energy researchers have demonstrated that energy efficiency and renewable energy systems are the most economical, environmentally sound and readily implemented ways to meet the energy needs of both industrial and developing countries, with the least harm to the ozone, and without generating hazardous or radioactive wastes that must be sequestered from the biosphere for hundreds of generations. The nuclear power fuel cycle creates greenhouse gases and causes the release of low-level radioactive gases and particulates into the atmosphere.

   "Nuclear power's bomb proliferation potential, the mounting evidence of adverse biological effects of radiation, the unresolved problem of nuclear waste disposal, and strong public opposition are additional reasons for the Company to cease the promotion of this technology abroad.

   "Exporting nuclear power, with its possible catastrophic consequences either as power plants or weapons, could threaten the financial integrity of the Company and is socially irresponsible. Please vote FOR this proposal."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 1997, approximately 17% of the world's electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely.

   The major focus of GE's profitable nuclear business today is to provide nuclear fuel and plant support services with the aim of enhancing safe and efficient utility operations. These products and services should be available to utility customers throughout the world who need and want them. Your Board believes it is also appropriate for GE to participate in the development of advanced designs for nuclear generating plants for sale, under appropriate conditions and safeguards, to utility customers in areas of the world where a mix of technologies will be necessary to supply a growing and balanced need for electrical generating capacity. Therefore, your Board recommends a vote against this proposal.

SHARE OWNER PROPOSAL NO. 3

Patricia T. Birnie, 5349 W. Bar X Street, Tucson, AZ 85713-6402, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: The Superfund Amendment and Reauthorization Act of 1986 has been in effect for 11 years, requiring corporations to reduce production and increase clean up of hazardous effluents, and report to the public on its efforts to clean up hazardous effluents;

   "GE has long expressed a commitment to protect the environment, and has a comprehensive audit system to comply with regulations to protect workers, the public and the environment;

   "In January 1996, the U.S. Environmental Protection Agency identified GE as the potentially responsible party at 83 Superfund sites, more than any other company; and

   "Environmental pollution is one of the world's most urgent problems, affecting the future viability of life;

   "Therefore be it resolved that the Board of Directors shall provide the summary of an environmental report to shareholders in the next annual report, and provide a copy of the full report to shareholders on request, to include:

   "1. GE's progress in the remediation and its compliance with EPA cleanup standards at each of the 83 Superfund sites and all other contaminated sites for which the Company is responsible;

   "2. GE's progress in making the workplace safer (as measured by the reduction of OSHA violations and penalties), and progress in providing all employees with adequate health insurance, domestic and foreign;

   "3. GE's progress in making products more energy efficient and durable, and manufacturing processes more energy efficient, domestic and foreign;

   "4. GE's published policies with regard to its efforts to reduce the use of toxic materials and effluents at all company operations, domestic and foreign; and

   "5. Status of law suits relating to the Company's involvement in environmental issues, and report of fines from regulatory non-compliance.

   "Supporting Statement: OUR STOLEN FUTURE by Theo Colborn, Dianne Dumanoski and John Peterson Myers (1996 Dutton Publishing) relates compelling scientific evidence that certain toxic chemicals act as endocrine disruptors in wildlife and humans. These chemicals include dioxins and other chlorine-based organic chemicals, components in herbicides, insecticides, plastics and other industrial products and by-products. The presence of endocrine disruptors, even in minute doses, can damage the endocrine, reproductive and immune systems of life forms, not only in populated industrial areas, but in the most remote locations of the earth. The authors maintain that quality of life and maybe even survival itself are being adversely affected by indiscriminate use of these dangerous synthetic chemicals. Reports in the June 7, 1996 Science journal indicate that the synergistic effect of combinations of these chemicals can be even more damaging than each alone.

   "For clear, scientifically sound reports on cancer and genetic damage from radiation see Dr. John Gofman's work on the Web at http://www.ratical.com/ radiation/CNR/

   "GE should make these changes within Company operations, and cooperate with other corporations and government agencies to initiate and implement an international ban on the use of endocrine-disruptive synthetic chemicals, and halt further radiation pollution. We urge your supporting vote."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. Moreover, GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices. As part of this accountability, GE complies with governmental reporting requirements regarding environmental matters. Under these circumstances -- a substantial Company program and regulatory requirements of localities, states, the federal government and other nations -- your Board does not believe that creating the type of report requested by the proponents would help the Company improve its environmental performance. Therefore, your Board recommends a vote against this proposal.

SHARE OWNER PROPOSAL NO. 4

The Maryknoll Sisters, P.O. Box 311, Maryknoll, NY 10545-0311, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas: From 1947 to 1977 General Electric allowed at least 1.3 million pounds of highly toxic PCBs (polychlorinated biphenyls) to enter the Hudson River ecosystem. An additional large amount saturated the bedrock and soil substrates beneath the two plants, from where it is seeping into the Hudson to this day. PCBs persist in the environment for many decades. Women, children, and disadvantaged communities are most at risk.

   "PCBs are not readily excreted, and bio-accumulate in the fatty tissue of fish, mammals and humans. This has resulted in the destruction of the Hudson River commercial fisheries, which once earned about $40 million annually. Because PCB concentrations in Hudson River fish exceed the U.S. Food and Drug Administration safe limit, NY State has issued an "EAT NONE" warning for children and women of childbearing age each year since 1976 for more than 200 miles of the river.

   "Recent scientific studies indicate that evaporating PCBs from the Hudson may be spreading to fish, mammals and humans along the River and as far as the Arctic Circle. These PCBs are potent toxins and may interfere with hormone production and function resulting in possible immune system deficiency, reproductive disorders and impaired brain function.

   "PCBs in the foodweb have been linked to abnormal reproduction by tree swallows feeding over the river, abnormal hormone levels in fish, and are suspected of interfering with bald eagle reproduction. The U.S. Fish and Wildlife Service found 55ppm of PCB (i.e., above the hazardous 50ppm) in the eggs of tree swallows nesting along the upper Hudson. New York State found 71ppm in a dead 16-week-old bald eagle hatched along the Hudson.

   "GE's Pittsfield, Massachusetts plant has polluted the Housatonic River much the same way as the Hudson Falls and Fort Edwards plants have polluted the Hudson River. In addition, state and EPA officials have discovered last summer that GE contaminated at least 30 residential properties with PCBs by giving out contaminated 'clean fill' from the 1940s to 1960s. Several more properties with suspected contamination have not yet been tested. Unsafe PCB contamination required city officials to close Dorothy Amos Park.

   "Resolved: Shareholders request the Board of Directors to adopt a public education effort along the Hudson River Valley, the Housatonic River Valley and other regions where appropriate, to warn local residents and visitors of the dangers of fish consumption and prepare a report to shareholders that includes: plans to insure that further contamination ends; ways to cooperate with federal state and local efforts to clean up contaminated sites; details of the above public education program.

   "Statement of Support: Dangers of eating fish along the Hudson River are not popularly known. Subsistent and recreational fishing continues along the Hudson Valley. While the EPA reviews the next steps in cleaning up the Hudson and Housatonic Valleys a GE funded campaign can be seen as an effort by our company to respond to the ecological and health effects of PCB contamination."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   As stated in response to share owner proposal No. 3, GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection, and to prevent future environmental harm. GE's use of PCBs was at all times lawful. The Company is investing substantial technical and financial resources to improve research on the possible environmental and health effects of PCBs. GE also is making significant expenditures to comply with all governmental orders and agreements involving the cleanup of PCBs, even though, based on numerous scientific studies, the Company believes that federal and state regulatory authorities have significantly overstated the potential human health risk associated with PCBs and set overly stringent cleanup standards. As part of their ongoing regulation of fishing, state officials establish and publicize fishing restrictions and advisories where they consider such measures to be appropriate. In view of these facts, GE does not believe a report as outlined in this proposal is necessary. Therefore, your Board recommends a vote against this proposal.

SHARE OWNER PROPOSAL NO. 5

The Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223-0969, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

   "Whereas the proponents of this resolution believe that General Electric should establish criteria to guide management in bidding for and executing military contracts, we propose the following for Board and management study.

   "Resolved: The shareholders request the Board of Directors to commission a subcommittee to develop criteria for acceptance and execution of military contracts and to report these criteria at the 1998 annual meeting. Proprietary information may be omitted and cost limited to a reasonable amount.

   "Statement of Support: The proponents of this resolution believe corporate social responsibility in a successful free enterprise society demands that business conduct be ethically correct, socially supportive and economically useful as well as financially profitable. Therefore, we recommend the criteria include:

- Basic canons of ethical business practice such that human rights and fair labor standards are upheld

-  Long-term environmental impact and waste management

- Stability of employment, including descriptions of conversion plans and funding sources; strategies identifying community needs; employees' ideas and market opportunities; membership in state and/or local government economic conversion task forces

-  Lobbying and marketing practices, including costs

-  Limits on military contracts measured by a percentage of sales

-  Competitive bidding

- Sale of weapons, weapons parts and dual-use technology to foreign governments, other companies and individuals

- Sourcing and contracting which respects the culture of a foreign country but does not, e.g., permit prison, forced or child labor and corporal punishment

- Contracts for nuclear, biological and chemical weapons, parts and technologies.

   "Global security is not just security of territory, it is security of people. It is not just security through weapons, it is security through jobs, human development, environmental sustainability, improvement of conditions in the community at large.

   "A YES vote recommends these criteria for consideration by the Board."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE is committed to doing business in full compliance with all applicable laws and in accordance with Company policies regarding such matters as business standards; environment, health and safety; and fair treatment of employees. These policies apply to all GE operations, including those involving military contracts. Thus, GE's business leaders must determine that the Company's government contracts activities, which accounted for only about 4% of the Company's 1997 sales, meet applicable legal requirements, adhere to the

Company's ethics policies and satisfy standards of sound business judgment. Because it believes that the Company's process for reviewing the types of matters raised in the proposal is sufficient, your Board recommends a vote against this proposal.

SHARE OWNER PROPOSAL NO. 6

The Communication Workers of America, 501 Third Street, N.W., Washington, D.C. 20001-2797, have notified GE that they intend to present the following proposal at this year's meeting:

   "Be it resolved: That the shareholders of the General Electric Company ('Company') request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.

   "Stockholder's Statement in Support: The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the company -- the owners who elect them, and not to management. In 1996 we received 27.4% votes for this motion, please consider our motion and vote in favor of this essential change.

   "We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the 1996 proxy statement `any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement: or (2) in lieu thereof, a life insurance benefit in the amount of $450,000.' The retainer is now a generous $50,000. Directors are also paid a fee of $1,400 for each Board meeting and for each Board Committee meeting attended and a travel allowance for attendance at Board meetings.

   "While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which are 100 percent of the Director's base compensation, has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not to the Company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board.

   "Because of our strong concern for maximizing the ability of Board of Directors to act in a shareholder's interest, we feel that the long-term best interests of the Company are not well-served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be `double-dipping' at this Company or any others.

   "We urge your support for this Proposal."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   As one of the world's largest and most diverse companies, GE provides an overall level and mix of non-employee director compensation and benefits designed to consistently attract individuals with broad perspectives, diverse backgrounds and relevant experience to serve on your Board; to fairly compensate them for the service they provide to the share owners; and to align their interests with the long-term interests of the share owners. As part of the overall compensation and benefit program, the Company provides a retirement plan for directors. This plan gives directors an equitable benefit in return for extended service to the Company. The superior long-term increases in share owner value (as illustrated in the performance graphs on pages 22 and 23) show the results of the long-term commitment by your directors and management to the interests of share owners, and indicate that the Company's overall compensation and benefit programs for both directors and management are achieving their goals. Your Board therefore recommends a vote against this proposal.


SHARE OWNER PROPOSAL NO. 7

The Franklin Research & Development Corporation, 711 Atlantic Avenue, Boston, MA 02111, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

   "Whereas, increases in CEO compensation continue to dwarf the compensation increases enjoyed by employees. Between 1990 and 1996, CEO cash compensation rose 90% and total compensation (including stock options) rose 195% to $5.7 million, vastly exceeding a 19% increase in factory wages and S&P 500 earnings growth of 78% (Business Week Survey of Executive Compensation; Bureau of Labor Statistics);

   "Whereas, in 1996, U.S. CEOs earned on average 209 times the average factory worker's pay, a dramatic rise from the 42 times reported in 1980;


   "Whereas, though U.S. multinational corporations increasingly see themselves as global companies, taking advantage of global labor markets, they continue to pay their executives at levels far surpassing levels common in Europe and Asia;

   "Whereas, considering executive pay in the global context, U.S. CEOs make on average 2,141 times the wage of Mexican maquiladora workers ($2,700 a year) and 11,562 the minimum wage of workers in Vietnam ($500 a year);

   "Whereas, a significant number of corporate executives themselves believe CEO pay is too high. When asked, 'How would you assess compensation of top officers of large U.S. corporations?' 47% of the corporate executives responding to a Business Week poll replied, 'too much.' (Business Week; May 12, 1997);

   "Whereas, General Electric's CEO in 1996 was the 15th highest paid U.S. CEO, making $27.6 million or 4.8 times the pay of the average U.S. CEO, 1,003 times the average U.S. factory worker, and 10,276 times the minimum wage for Mexican workers, a nation where General Electric continues to expand;

   "Whereas, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

   "Whereas, business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps within enterprises and called for limits on executive pay based on multiples of worker compensation;

   "Therefore, be it resolved that shareholders urge the Board to address the issue of runaway remuneration of CEOs and begin to close the widening gap between highest paid and lowest paid workers by:

   1. Establishing a cap on CEO compensation expressed as a multiple of pay of the lowest paid worker at General Electric.

   2. Explain to shareholders in next year's proxy materials the determinations used in order to determine the appropriate cap.

   "Supporting Statement: In asking General Electric to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive compensation. Instead we have asked our company to wrestle with the issue of the rising wage-gap that exists between corporate executives and those they seek to lead. By imposing the financial discipline of a pay cap, we hope our company can help reverse a long standing trend that is neither good for business, nor society.

   "Please vote YES."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   Setting the compensation and incentives for the Chief Executive Officer is a key responsibility of the Board of Directors. As discussed in the report of the Management Development and Compensation Committee of the Board on pages 16 to 19, your directors consider a number of factors in establishing those incentives and compensation. Based upon its consideration of these factors, your directors believe that Mr. Welch's overall compensation level is appropriate in light of the value that his superior leadership, vision and dedication provided to the share owners during his seventeen-year tenure as Chief Executive Officer. This value is highlighted in the Performance Graph on page 23, comparing the value of GE stock with broad market indices. Because of the unique contribution that Mr. Welch has made to the creation of more than $235,000,000,000 of share owner value during his tenure as Chief Executive Officer, your directors do not believe it would be in the best interests of the share owners to establish an arbitrary cap on the compensation paid to the Chief Executive Officer and therefore recommend a vote against this proposal.

SHARE OWNER PROPOSAL NO. 8

Frank W. Dahlberg, Jr., 34 Towne Lane, Topsfield, MA 01983, has notified GE that he intends to present the following proposal at this year's meeting:

   "Whereas the money for donations to political candidates and political parties comes from the profits of the company's operations, and belongs to the share owners. And since these contributions are nothing more than a thinly disguised bribe, share owners should not be made to support candidates or political parties with whom they do not agree.

   "The Board of Directors is requested to adopt a policy that no contribution to a political candidate or a political party shall be made by the General Electric Company; nor shall solicitations for contributions to P.A.C.'s be made on company property; nor shall any company facilities or equipment be used for this purpose."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   GE is fully committed to complying with the requirements of all laws and regulations controlling the financing of political campaigns and with any changes in campaign finance laws that may be enacted in the future. GE believes it is in the best interests of the share owners for the Company to facilitate, in full accordance with law, the operation of political action committees enabling GE employees to voluntarily contribute to political campaigns and candidates. GE also believes it is in the best interests of the share owners for the Company to support the electoral process by contributing, as a company, to national and state party organizations and to state and local candidates, when such contributions are permitted by federal, state and local laws. Since GE seeks to achieve strict compliance with all campaign finance laws, your Board recommends a vote against this proposal.

ADDITIONAL INFORMATION

SHARE OWNER PROPOSALS FOR 1999

Under the rules of the Securities and Exchange Commission, share owner proposals submitted for next year's Proxy Statement must be received by GE no later than the close of business on November 13, 1998, to be considered. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

VOTING SECURITIES

Share owners of record at the close of business on March 9, 1998, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.16 par value common stock, of which 3,257,702,629 shares were outstanding on February 13, 1998. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (The Corporation Trust Company) and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

VOTE REQUIRED FOR APPROVAL

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be treated as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the meeting.

MANNER FOR VOTING PROXIES

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; and (3) against the share owner proposals described in this Proxy Statement. Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for omitted share owner proposals, the Board knows of no other matters that may be presented to the meeting.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 1997 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $22,000, plus distribution costs and other costs and expenses.

                                                                  March 13, 1998

                       1998 ANNUAL MEETING OF SHARE OWNERS

                        10:00 A.M. (EDT), APRIL 22, 1998
                                 ARONOFF CENTER
                                650 WALNUT STREET
                             CINCINNATI, OHIO 45202

                             CUT OFF AT DOTTED LINE
 ................................................................................

                            ADVANCE REGISTRATION FORM

Send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of guests or representatives who may attend the meeting.

 ................................................................................
                                 (PLEASE PRINT)
 ................................................................................

Share Owner's
Name ___________________________________________________________________________


Address ________________________________________________________________________


________________________________________________________________________________


_____________________________________________________ Zip ______________________

Name(s) of
Family Member(s)
Who Will Also Attend ___________________________________________________________


I am a GE Share Owner. My Representative at the Annual Meeting will be:


________________________________________________________________________________
         (Admission card will be returned c/o the share owner's address)



________________________________________________________________________________
                             Share Owner's Signature

                                                            [GE LOGO] PROXY FORM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHARE OWNERS, APRIL 22, 1998

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may properly come before the 1998 Annual Meeting of Share Owners and any adjournments thereof. THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD AND PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

The nominees for Director are: D. Wayne Calloway, James I. Cash, Jr., Silas S. Cathcart, Dennis D. Dammerman, Paolo Fresco, Claudio X Gonzalez, Gertrude G. Michelson, Eugene F. Murphy, Sam Nunn, John D. Opie, Roger S. Penske, Frank H.
T. Rhodes, Andrew C. Sigler, Douglas A. Warner III and John F. Welch, Jr.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

IN ACCORDANCE WITH THE TERMS OF THE SAVINGS AND SECURITY PROGRAM (S&SP), ANY SHARES HELD IN THE SHARE OWNER'S S&SP ACCOUNT ON THE RECORD DATE WILL BE VOTED BY THE TRUSTEES OF THE S&SP TRUST IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE TRUSTEES UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS CARD IS NOT RECEIVED ON OR BEFORE APRIL 20, 1998, SHARES HELD IN THE OWNER'S S&SP ACCOUNT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF GE'S BOARD OF DIRECTORS.

                      INSPECTORS OF ELECTION
                      P.O. BOX 1162
                      NEWARK, N.J.  07101-9664

                                                            [GE LOGO] PROXY FORM

The Board of Directors recommends a vote "FOR" proposals A and B.

A. Election of Directors

FOR ALL /  /              WITHHOLD FOR ALL /  /             EXCEPTIONS /  /

Exceptions
           --------------------------------------------------------------------
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exception box and write the name(s) on the space provided above.

B. KPMG Peat Marwick LLP as Independent Auditors

        FOR                   AGAINST                ABSTAIN
        / /                     / /                    / /

The Board of Directors recommends a vote "AGAINST" the share owner proposals 1 through 8.

                                                  FOR       AGAINST      ABSTAIN
1. Term Limits for Outside Directors              / /         / /          / /
2. GE's Nuclear Energy Business                   / /         / /          / /
3. Environmental Report                           / /         / /          / /
4. Environmental Education Report                 / /         / /          / /
5. Military Contract Standards                    / /         / /          / /
6. Outside Director Retirement Benefits           / /         / /          / /
7. CEO Compensation                               / /         / /          / /
8. Political Contributions                        / /         / /          / /

/X/ VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.
--------------------------------------------------------------------------------

If you do not wish to receive an Annual Report for the
account, please mark this box.                              /  /

To include any comments please mark this box and use the
reverse side.                                               /  /

To change your address please mark this box and correct
at left.                                                    /  /


(When signing as attorney, executor, administrator, trustee, or guardian, give full title. If more than one trustee, all should sign.)

Signature of Share Owner(s)

Signature of Share Owner(s)

Dated:                                              , 1998
       ----------------------------------------------

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.